EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Lindsay Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-166778, No. 333-131663, No. 333-140375, and No. 333-87806) on Forms S-8 of Lindsay Corporation of our reports dated November 10, 2010, with respect to the consolidated balance sheets of Lindsay Corporation and subsidiaries (the Company) as of August 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2010, and related financial statement schedule, and our report dated November 10, 2010, with respect to the effectiveness of the Company’s internal control over financial reporting as of August 31, 2010, which reports appear in the August 31, 2010 Annual Report on Form 10-K of Lindsay Corporation.
Our report with respect to the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective September 1, 2007.
/s/ KPMG
Omaha, Nebraska
November 10, 2010